As filed with the Securities and Exchange Commission on June 8, 2004
                                           Registration Statement No. 333-______
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          VIVID LEARNING SYSTEMS, INC.
                 (Name of small business issuer in its charter)

       Delaware                        7372                     42-1623500
(State of incorporation    (Primary Standard Industrial      (I.R.S. Employer
   or jurisdiction of       Classification Code Number)     Identification No.)
     organization)

                                ----------------

                                 723 The Parkway
                           Richland, Washington 99352
                                 (509) 943-5319
         (Address and telephone number of principal executive offices)

                                ----------------

                           Corporation Service Company
                        2711 Centerville Road, Suite 400
                           Wilmington, Delaware 19808
                                 (800) 927-9800
           (Name, address and telephone number of agent for service)

                                ----------------

           Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                           Gottbetter & Partners, LLP
                         488 Madison Avenue, 12th Floor
                            New York, New York 10022
                                 (212) 400-6900

                                ----------------

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

========================================================================================================
        TITLE OF EACH CLASS        AMOUNT BEING  OFFERING PRICE   MAXIMUM AGGREGATE      AMOUNT OF
   OF SECURITIES BEING REGISTERED   REGISTERED    PER SHARE (1)  OFFERING PRICE (1)  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
  Shares of Common Stock........    1,997,996         $.25            $499,499             $260
--------------------------------------------------------------------------------------------------------
  Total.........................
--------------------------------------------------------------------------------------------------------
  Amount Due....................
========================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule
457.

                     --------------------------------------

THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES THIS REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated June 8, 2004

PROSPECTUS



                          VIVID LEARNING SYSTEMS, INC.


                        1,997,996 SHARES OF COMMON STOCK


This prospectus relates to the resale by the selling stockholders of 1,997,996 shares of our common stock. The selling stockholders will sell the shares from time to time at $.25 per share until our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no set minimum or maximum number of shares that can be purchased by an investor. There is no assurance that our common stock will be included on the OTCBB. We will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering. This is the initial registration of any of our shares.

No public market currently exists for the shares of common stock.


AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     The date of this prospectus is , 2004


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES THIS REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                            Page

Summary........................................................................1

Risk Factors...................................................................3

Cautionary Note Regarding Forward-Looking Statements...........................8

Use of Proceeds................................................................8

Capitalization.................................................................9

Management's Discussion and Analysis of Financial Condition
   and Results of Operations...................................................9

Dividend Policy................................................................9

Description of Business.......................................................14

Directors, Executive Officers, Promoters and Control Persons..................17

Executive Compensation........................................................20

Security Ownership of Certain Beneficial Owners and
   Management.................................................................21

Certain Relationships and Related Transactions................................23

Description of Securities.....................................................24

Selling Stockholders..........................................................26

Plan of Distribution..........................................................30

Market for Common Equity......................................................31

Legal Proceedings.............................................................33

Legal Matters.................................................................33

Experts.......................................................................33

Where You Can Find More Information...........................................34

Index to Financial Statements.................................................35



You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

Until ____, 2004 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                    SUMMARY

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors".

BUSINESS

Vivid Learning Systems, Inc. (hereinafter "the Company" or "Vivid"), was incorporated in December 2003 in the State of Delaware. Vivid is the sole shareholder of its operating subsidiary Vivid Learning Systems, Inc., a Washington corporation (hereinafter "Vivid WA"). Vivid WA was incorporated in 1995 in the State of Washington under the name of Applied Tecknowledgey, Inc. and in April of 1997 changed its name to Vivid Concepts, Inc. Vivid WA changed its name to Vivid Learning Systems, Inc. in January 2000. Approximately 80% of the outstanding shares of Vivid are held by Nuvotec, Inc. Nuvotec, Inc. was incorporated in the State of Washington in 1998 as a result of the merger of Technical Resources International, Inc. and Vivid WA, which both then became subsidiaries of Nuvotec. In December 2003 Nuvotec exchanged its shares in Vivid WA for 8,100,000 shares of the newly formed Vivid.

The Company develops and provides computer-based compliance training products and services, which are marketed nationally. We maintain a worldwide web site at http://www.learnatvivid.com. The reference to our worldwide web address does not constitute incorporation by reference into this prospectus of information contained at that site.

THE OFFERING

Shares offered by the selling stockholders...     1,997,996

Common stock outstanding.....................     10,097,996

Use of proceeds..............................     The selling stockholders will
                                                  receive the net proceeds from
                                                  the sale of shares. We will
                                                  receive none of the proceeds
                                                  from the sale of shares
                                                  offered by this prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected consolidated financial and operating data for each of the two fiscal years in the period ended September 30, 2003 are derived from our audited consolidated financial statements. The audited consolidated financial statements and notes as of September 30, 2003 and 2002 and for each of the two fiscal years in the period ended September 30, 2003, and the report of the independent auditors on those years, are included elsewhere in this prospectus. The financial information as of March 31, 2004 and for each of the six months ended

March 31, 2004 and 2003 are derived from unaudited financial statements. In the opinion of management, unaudited financial statements include all adjustments, consisting principally of normal recurring accruals that management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Historical results are not necessarily indicative of the results of operations for future periods and the results of interim periods are not necessarily indicative of the results for a full year. The following data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                  VIVID LEARNING SYSTEMS, INC. and Subsidiary

                       Selected Historical Financial Data


                                 For the Six Months
                                   Ended March 31,       Year Ended September 30,
                               -----------  -----------  -----------  -----------
                                  2004          2003         2003         2002
                               -----------  -----------  -----------  -----------
                               (Unaudited)
Consolidated Statements of
Operations:
Revenue                        $ 2,057,027  $ 1,606,342  $ 3,914,052  $ 2,851,337
Cost of Revenue                    448,169      430,115      762,040      871,164
                               -----------  -----------  -----------  -----------
Gross Profit                     1,608,858    1,176,227    3,152,012    1,980,173


Basic income per share                0.03         0.01         0.07         0.04

Dividends per share                      0            0            0            0

Basic weighted-average
common shares outstanding        8,173,999    8,100,000    8,100,000    8,100,000
                               -----------  -----------  -----------  -----------


Consolidated Balance Sheet
Data:
Total current assets             1,878,262      817,845    1,323,376      823,040

Total property, plant and
equipment                           87,740      102,309       88,668      128,321

Total other assets               1,605,983    1,196,741    1,269,546    1,226,229
                               -----------  -----------  -----------  -----------
Total assets                     3,571,985    2,116,895    2,681,590    2,177,590

Total current liabilities          774,117      434,968      614,775      646,761
Commitments and contingencies      100,000            0           --           --
                               -----------  -----------  -----------  -----------

Total stockholders' equity       2,697,868    1,681,927    2,066,815    1,530,829
                               -----------  -----------  -----------  -----------

Total liabilities and
stockholders' equity             3,571,985    2,116,895    2,681,590    2,177,590
                               -----------  -----------  -----------  -----------

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes.

THE ON-LINE TRAINING INDUSTRY IS NEW AND WE FACE MANY PROBLEMS SPECIFIC TO OUR INDUSTRY.

The most significant problems that we face in this new on-line training industry are: 1) a general market resistance to on-line training; 2) industry associations develop free or lower cost training which we find difficult to compete with; 3) our annual subscription revenue model is generally not accepted by the industry; 4) we are not readily able to adapt to wireless training and continue with our competitive advantages; and 5) we perceive that companies are increasingly deciding to develop and deliver on-line training programs through internal efforts. All of these problems may prevent us from being profitable.

INTENSE COMPETITION FROM OTHER TRAINING COMPANIES COULD IMPAIR OUR ABILITY TO GROW AND MAINTAIN PROFITABILITY.

The market for training is fragmented and highly competitive. Increased competition may result in lost sales and may force us to lower prices. We expect that competition in this market will increase substantially in the future. Again, one source of competition for our products is the internal educational and technological personnel of our potential customers. If an organization decides to use external providers to supply some or all of its training, our principal sources of competition are:

- Providers of traditional training instruction. Many of the companies in this category are attempting to adapt their training to a non-instructor-led format suitable for deployment over the internet and corporate intranets.

- Providers of CD-ROM training courses.

- Suppliers of online information technology training courses that are attempting to take advantage of their current technology and customer base and expand into the soft skills market.

There can be no assurance that we can maintain or improve our competitive position. Many of our current and potential competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do.

BECAUSE USERS OF COURSES ACCESS THEM OVER THE INTERNET, FACTORS ADVERSELY AFFECTING THE USE OF THE INTERNET COULD HARM OUR BUSINESS.

Some users access our courses over the public internet. Examples include users who access courses from their company's intranet via remote access and employees of companies that utilize our hosting services and who therefore access courses from our managed servers via the internet. Any factors that adversely affect internet usage could disrupt the ability of those users to access our courses, which would adversely effect customer satisfaction and therefore our business. Among the factors that could disrupt internet usage are:

      - slow access and download times;

      - security concerns;

      - network problems or service disruptions that prevent users from accessing an internet server; and

      - delays in, or disputes concerning, the development and adoption of industry-wide internet standards and protocols.

THE E-LEARNING MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE EFFECTIVELY, ACQUIRE AND RETAIN CUSTOMERS AND ATTAIN FUTURE GROWTH.

The e-learning market is highly competitive and we may not have adequate resources to compete effectively, acquire and retain customers and attain future growth. In addition, the e-learning market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving learning methodologies. The recent shift in customer demand from CD-ROM delivered training to the use of the Internet for providing interactive courses is one example of a technological change that has affected the e-learning market. Future evolutions may include such technology innovations as increased bandwidth connections to the home, the adoption of a standard for receiving voice or video transmissions over the Internet, and development of new online learning methodologies that achieve better knowledge results for adult learners. Our failure to adapt to changes in our industry could cause us to lose existing customers or fail to gain new customers. Although the e-learning market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. We compete primarily with:

      - third-party suppliers of instructor-led education and learning;

      - internal education departments; and

      - other suppliers of technology-based learning solutions.


We may not provide solutions that compare favorably with traditional or new instructor-led techniques or other technology-based learning methodologies. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Many of our competitors have longer operating histories and significantly greater financial, technical and marketing resources. In addition, larger companies may enter the e-learning market through the acquisition of our competitors. We anticipate that the lack of significant entry barriers to the e-learning market will allow other competitors to enter the market, increasing competition.

To succeed, we must continue to expand our course offerings, upgrade our technology and distinguish our solution. We may not be able to do so successfully. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in course development or implementation, could impact our ability to capture market share. As competition continues to intensify, we expect the e-learning market to undergo significant price competition. We also expect to face increasing price pressures from customers as they demand more value for their learning related expenditures. Increased competition or our inability to compete successfully against current and future competitors could result in reduced operating margins, as well as loss of market share and reduction in brand recognition.

TO REMAIN COMPETITIVE, WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

The e-learning market is characterized by rapidly changing technologies, frequent new service introductions, short development cycles and evolving standards. We must adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our courses. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new courses and related services. For instance, adding capabilities to deliver video over the Internet to our courses may be desired by some customers and may nevertheless pose a serious technical challenge and could have a negative impact on our ability to develop and deliver courses on a profitable basis. In addition, any new enhancements to our courses must meet the requirements of our current and prospective customers and participants. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

WE HAVE A LIMITED OPERATING HISTORY AND REVENUES MAKING IT DIFFICULT TO EVALUATE OUR PROSPECTS.

We are a new enterprise that has limited operating history and revenues upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our services. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

There has been no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE MAY NOT BE ABLE TO RAISE CAPITAL IN THE FUTURE SUFFICIENT TO FUND OUR GROWTH STRATEGY AND BUSINESS PLAN.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described elsewhere in this prospectus, may cause us to seek additional debt or equity financing on an accelerated basis. Additional financing may not be available on acceptable terms, if at all, and our failure to raise sufficient capital in a timely manner could negatively impact our growth strategy or otherwise materially adversely affect our business. Additional equity financing may be dilutive to the holders of our common stock, and debt financing may involve significant cash payment obligations and financial or other business covenants that restrict our ability to operate our business as we might otherwise choose.

WE ARE CONTROLLED BY NUVOTEC, INC., AN EXISTING STOCKHOLDER WHOSE INTERESTS MAY DIFFER FROM YOUR INTERESTS AS A STOCKHOLDER.

Nuvotec, Inc. owns 80% of our outstanding common stock after this offering and Nuvotec will be able to exert substantial control over our business after this offering, including the election of directors and significant business transactions, and will be able to prevent or cause a change in control of our company and an amendment to our certificate of incorporation and bylaws. We cannot assure you that the interests of Nuvotec will be consistent with your interests as a stockholder.

SHARES ELIGIBLE FOR FUTURE SALE MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

In addition to the current 10,097,996 outstanding shares eligible for future sale, 866,334 shares of our common stock are issuable under currently outstanding stock options granted to several executive officers, directors and employees under our 2003 Stock Option Plan.
Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital through a public offering of our equity securities.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE.

Investors purchasing shares of our common stock in this offering may pay more for their shares than the amount paid by stockholders who acquired shares before this offering. If you purchase common stock in this offering, you will incur immediate dilution. If the holders of outstanding options or warrants exercise these options or warrants, you will incur further dilution.

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD INCLUSION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. Vivid has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of Vivid's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004.

 Total Liabilities...........................................      $774,117
 Stockholders' equity:
     Common stock, $.0001 par value; authorized 200,000,000
       shares, issued and outstanding 10,097,996 shares .....       1,009
     Preferred stock, $.0001 par value; authorized 5,000,000
       shares, issued and outstanding -0- ...................       0
     Additional paid-in capital..............................       2,442,137
     Retained earnings.......................................       254,722
 Total stockholder' equity...................................       2,697,868
 Total capitalization........................................       3,571,985


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those discussed in the forward-looking statements as a result of the various factors set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

Vivid Learning Systems, Inc. (hereinafter "the Company" or "Vivid"), was incorporated in December 2003 in the State of Delaware. Vivid is the sole shareholder of its operating subsidiary Vivid Learning Systems, Inc., a Washington corporation (hereinafter "Vivid WA"). Vivid WA was incorporated in 1995 in the State of Washington under the name of Applied Tecknowledgey, Inc. and in April of 1997 changed its name to Vivid Concepts, Inc. Vivid WA changed its name to Vivid Learning Systems, Inc. in January 2000. Approximately 80% of the outstanding shares of Vivid are held by Nuvotec, Inc. Nuvotec, Inc. was incorporated in the State of Washington in 1998 as a result of the merger of Technical Resources International, Inc. and Vivid WA, which both then became subsidiaries of Nuvotec. In December 2003 Nuvotec exchanged its shares in Vivid WA for 8,100,000 shares of the newly formed Vivid.

The Company develops and provides computer-based compliance training products and services, which are marketed nationally. The Company's year end is September 30.

The Company has grown revenues steadily over the past four years. The Company anticipates similar growth in fiscal year end 2004. The Company does not foresee any adverse changes in the company's business or in the underlying on-line compliance training industry. The Company anticipates that as the economy continues to improve that customer training budgets will increase and that customer will allocate more capital for on-line compliance training programs.

CRITICAL ACCOUNTING POLICIES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on various other factors that are believed to be reasonable. Accounts significantly impacted by estimates and assumptions include, but are not limited to, fixed asset lives, insurance reserves, recovery of long-lived assets and income taxes. If we had made different estimates or assumptions, our results of operations would have been affected.

 We believe that the following items, although not exclusive, represent our more critical accounting policies and estimates used in the preparation of our consolidated financial statements.


RESULTS OF OPERATIONS

Our fiscal year ends September 30. Our operating results for the years ended September 30, 2002 and 2003 and for the six months ended March 31, 2003 and 2004 are presented below.

--------------------------------------------------------------------------------------------------------------
                                   Six Months           Six Months
                                     Ended                Ended            Year Ended           Year Ended
                                 March 31, 2004       March 31, 2003   September 30, 2003   September 30, 2002
                                  (Unaudited)           (Unaudited)
--------------------------------------------------------------------------------------------------------------
REVENUES                     $        2,057,027   $        1,606,342   $        3,914,052   $        2,851,337
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
COST OF REVENUES                        448,169              430,115              762,040              871,164
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
GROSS PROFIT                          1,608,858            1,176,227            3,152,012            1,980,173
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------------------------------------
Marketing & related labor
expenses                                549,298              569,457              918,802              703,772
--------------------------------------------------------------------------------------------------------------
Reseller commissions                    215,472                   --              378,271                   --
--------------------------------------------------------------------------------------------------------------
Depreciation & amortization              44,983               49,648               98,997              116,726
--------------------------------------------------------------------------------------------------------------
Wages and contract labor                217,356              159,822              280,077              193,655
--------------------------------------------------------------------------------------------------------------
Other Operating expenses                259,884              237,566              648,293              470,856
--------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              1,286,993            1,016,493            2,324,440            1,485,009
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS
                             $          321,865   $          159,734   $          827,572   $          495,164
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
OTHER INCOME EXPENSE
--------------------------------------------------------------------------------------------------------------
Interest income                             460                    1                   --                    1
--------------------------------------------------------------------------------------------------------------
Interest expense                         (3,846)              (8,638)             (11,986)             (41,064)
--------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                       (3,386)              (8,637)             (11,986)             (41,063)
(EXPENSE)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES              318,479              151,097              815,586              454,101
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE                     (110,225)             (53,893)            (279,600)            (154,394)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
NET INCOME                   $          208,254   $           97,204   $          535,986   $          299,707
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
BASIC & DILUTED NET
INCOME PER SHARE             $             0.03    $            0.01                 0.07                 0.04
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
WEIGHED AVERAGE                       8,173,999            8,100,000            8,100,000            8,100,000
NUMBER OF COMMON
STOCK SHARES
OUTSTANDING
--------------------------------------------------------------------------------------------------------------


COMPARISON OF SIXTH MONTHS ENDED MARCH 31, 2004 AND 2003

TOTAL REVENUES. Total revenues increased by $450,685, or 28%, to $2,057,027 in 2004 from $1,606,342 in 2003. The increase was due in part to an increase in training subscriptions. Training subscription revenues earned are subject to minor amounts of direct production expenses and, therefore, generate high gross margins. The greater the amounts and proportion of subscription revenue generated in relation to other categories of revenue, such as customization, etc., the higher we anticipate our gross profit margin.

COST OF REVENUES. Cost of revenues increased by $18,054, or 4%, to $448,169 in 2004 from $430,115 in 2003 primarily due to the costs associated with greater sales during this period. Cost of revenues as a percentage of sales decreased to 22% in 2004 from 27% in 2003; this decrease was due in part to an increase in training subscriptions. Training subscription revenues earned are subject to minor amounts of direct production expenses and, therefore, generate high gross margins.

MARKETING AND RELATED LABOR EXPENSES. Marketing and related labor expenses decreased by $20,159, or 4%, to $549,298 in 2004 from $569,457 in 2003.
Management views this slight decrease as insignificant.

RESELLER COMMISSIONS. Reseller commissions increased to $215,472 in 2004 from zero in 2003. This new expense was due to the addition of new sales resources external to the Company in an effort to expand sales into new industry channels.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $4,665, or 9%, $44,983 in 2004 from $49,648 in 2003. The decrease was primarily due to a slight increase in fully depreciated assets.

WAGES AND CONTRACT LABOR. Wages and contract labor increased by $57,534, or 36%, to $217,356 in 2004 from $159,822 in 2003 due to expanded operations, which resulted in an increase in revenues during this period of 28%.

OTHER OPERATING EXPENSES. Other operating expenses increased by $22,318, or 9%, to $259,884 in 2004 from $237,566 in 2003. These expenses primarily consist of administrative overhead. This increase was primarily due to expanded operations.

INTEREST EXPENSE. Interest expense decreased by $4,792, or 55% to $3,386 in 2004 from $8,637 in 2003. This decrease was primarily due to less use of the line of credit with Columbia Trust Bank.

INCOME TAX EXPENSES. Income tax expenses increased by $56,332 or 105%, to $110,225 in 2004 from $53,893 in 2003 primarily due to the increase in revenue and related net pre-tax profits.


COMPARISON OF YEAR ENDED SEPTEMBER 30, 2003 TO SEPTEMBER 30, 2002


TOTAL REVENUES. Total revenues increased by $1,062,715, or 37%, to $3,914,052 in 2003 from $2,851,337 in 2002. The increase was due in part to an increase in training subscriptions. Training subscription revenues earned are subject to minor amounts of direct production expenses and, therefore, generate high gross margins. The greater the amounts and proportion of subscription revenue generated in relation to other categories of revenue, such as customization, etc., the higher we anticipate our gross profit margin.

COST OF REVENUES. Cost of revenues decreased by $109,124, or 13%, to $762,040 in 2003 from $871,164 in 2002 primarily due to increasing training subscription revenues. Cost of revenues as a percentage of sales decreased to 19% in 2003 from 31% in 2002; this decrease was due in part to an increase in training subscriptions. Training subscription revenues earned are subject to minor amounts of direct production expenses and, therefore, generate high gross margins.

MARKETING AND RELATED LABOR EXPENSES. Marketing and related labor expenses increased by $215,030, or 31%, to $918,802 in 2003 from $703,772 in 2002. The increase was due in part to an expanding sales and marketing force. These expenses consisted primarily of labor related expenses, including internal commissions.

RESELLER COMMISSIONS. Reseller commissions increased to $378,271 in 2003 from zero in 2002. This new expense was due to the addition of new sales resources external to the Company in an effort to expand sales into new industry channels.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $17,729, or 15%, $98,997 in 2003 from $116,726 in 2002. The decrease was primarily due to an increase in fully depreciated assets.

WAGES AND CONTRACT LABOR. Wages and contract labor increased by $86,422, or 45%, to $280,077 in 2003 from $193,655 in 2002 due to expanded operations, which resulted in an increase in revenues during this period of 37%.

OTHER OPERATING EXPENSES. Other operating expenses increased by $177,437, or 38%, to $648,293 in 2003 from $470,856 in 2002. These expenses primarily consist of administrative overhead. This increase was primarily due to expanded operations, which resulted in an increase in revenues during this period of 37%.

INTEREST EXPENSE. Interest expense decreased by $29,078, or 71% to $11,986 in 2003 from $41,063 in 2002 primarily due to less use of the line of credit with Columbia Trust Bank.

INCOME TAX EXPENSES. Income tax expenses increased by $125,206 or 81%, to $279,600 in 2003 from $154,394 in 2002 primarily due to the increase in revenue.


LIQUIDITY AND CAPITAL RESOURCES

We have funded our liquidity and capital requirements in recent years through cash flow from operations, the private sale of equity securities and a line of credit.

As of March 2004, our current line of credit is for $1,000,000, at an interest rate of 4.5%, and is with Key Bank. This line of credit with Key Bank replaced our line of credit with Columbia Trust Bank. This line of credit agreement is between Key Bank and Nuvotec, Inc., Vivid's parent corporation. Vivid is one of the corporate guarantors on the line, as is Nuvotec. Both Nuvotec and Vivid have separate checking accounts at Key Bank. As Vivid requires working capital draws on the line such draws are placed in their account, but since it has no formal line of credit agreement with the bank, the draw is recorded by the bank as a Nuvotec draw. Therefore, Vivid is making its draws based upon an internal agreement between Vivid and Nuvotec. Such Vivid draws and paydowns are recorded in intercompany accounts on the books of Vivid and Nuvotec.

NET CASH PROVIDED BY OPERATING ACTIVITIES. For the six months ended March 31, 2004, net cash provided by operating activities was $458,734 compared to $117,769 in the six months ended March 31, 2003. During the years ended September 30, 2003 and 2002, net cash provided by operating activities was $479,709 and $253,885 respectively. Net cash provided by operating activities increased by $225,824 primarily due to increased net income from operations.

NET CASH USED IN INVESTING ACTIVITIES. Net cash used in investing activities in the six months ended March 31, 2004 was $411,060, of which $369,060 was used for the acquisition of software for an expanding course content library and $42,000 was used for the acquisition of computer hardware and office equipment. Net cash used in the six months ended March 31, 2003 was $108,208, of which $81,052 was used for the acquisition of software and $27,156 was used for the acquisition of computer hardware and office equipment.

Net cash used in investing activities in the year ended September 30, 2003 was $455,547, of which $400,869 was used for the acquisition of software and $54,678 was used for the acquisition of computer hardware and office equipment. Net cash used in the year ended September 30, 2002 was $232,525, of which $219,328 was used for the acquisition of software and $13,197 was used for the acquisition of computer workstations.

NET CASH PROVIDED BY FINANCING ACTIVITIES. Due to the rapid pace of our growth we have required additional cash from equity investors and a minor net draw increase on our line of credit. During the six months ended March 31, 2004, net cash provided by financing activities was $440,858 compared to net cash used by financing activities of $12,647 for the six months ended March 31, 2003. Financing activities for the six months ended March 31, 2004 primarily consisted of a private offering of our common stock at $.25 per share which resulted in proceeds of $422,799. This sale took place in March of 2004. Additionally, we drew a net increase of $18,059 from our line of credit from Columbia Trust Bank during the six months ended March 31, 2004. Cash available at March 31, 2004 was $500,144 compared to zero cash available at March 31, 2003.

Net cash used by financing activities for the year ended September 30, 2003 was $15,636, which consisted of payments on loans. Net cash used by financing activities for the year ended September 30, 2002 was $22,639, which consisted of $64,520 payments on loans and a net draw increase of $41,881 from our line of credit. Cash available at September 30, 2003 was $11,612 compared to $3,086 at September 30, 2002. Additional non-cash transactions for the year ended September 30, 2002 included $45,988 contributed capital from disposition of an intercompany payable by a related entity and $925,554 from reclassification of amounts owing to the parent company (Nuvotec, Inc.) to contributed capital by the parent company.

FUTURE NEEDS. We believe that the proceeds from our March 2004 private sale of common stock, together with anticipated cash flow from operations and our line of credit, will be sufficient to satisfy our capital requirements for at least the next 12 months. Our future capital requirements and the adequacy of funds available will depend upon many factors, including cash flow generated from operations, customer retention, new product development, expanded marketing requirements, and future acquisitions. Changes in these factors, or other unexpected events, including those described in "Risk Factors", may cause us to seek additional financing sooner than anticipated. Financing may not be available on acceptable terms, or at all, and our failure to raise capital could have a material adverse effect on our growth plans and our financial condition and results of operations.

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS

Vivid Learning Systems, Inc. (hereinafter "the Company" or "Vivid"), was incorporated in December 2003 in the State of Delaware. Vivid is the sole shareholder of its operating subsidiary Vivid Learning Systems, Inc., a Washington corporation (hereinafter "Vivid WA"). Vivid WA was incorporated in 1995 in the State of Washington under the name of Applied Tecknowledgey, Inc. and in April of 1997 changed its name to Vivid Concepts, Inc. Vivid WA changed its name to Vivid Learning Systems, Inc. in January 2000. Approximately 80% of the outstanding shares of Vivid are held by Nuvotec, Inc. Nuvotec, Inc. was incorporated in the State of Washington in 1998 as a result of the merger of Technical Resources International Inc. and Vivid WA, which both then became subsidiaries of Nuvotec. In December 2003 Nuvotec exchanged its shares in Vivid WA for 8,100,000 shares of the newly formed Vivid.

The Company produces online training content and content delivery software to schedule, track, train, and maintain employee training records with the purpose of making companies safer and improving the work environment and lessening a company's exposure to regulatory fines and potential litigation. These products and services are sold to general industry and to the utility, healthcare, mining, food safety, government and education markets. The Company believes that the trend in each of these industries is that online training is becoming more accepted.

The Company has a self-contained production group which includes instructional designers, programmers, media (design, photography, video animation, and simulation) and technical writers. The company has produced over 200 online lessons and has actively marketed these programs to the commercial workplace since 1999.

SALES AND MARKETING

The Company has employed both a direct sales strategy and a channel sales strategy concurrently. The distribution channel established by the Company numbers more than 1,000 sales professionals. The Company has also employed industry experts as consultants in key vertical markets to assist in lead generation and content development efforts. The Company's lead generation strategies include telemarketing, trade shows, direct mail, e-mail blasts, newsletters and print advertising. The Company also plans to set up an international distribution network.

The Company's two largest customers are Fluor Hanford and that State of Pennsylvania. Fluor Hanford accounted for approximately 20% of revenues in fiscal year 2003, and is expected to account for approximately 15% of revenues in fiscal year end 2004. The contract with Fluor Hanford expires September 30, 2004. The Company expects this contract to be renewed for at least another year, however there can be no assurance of this. The State of Pennsylvania will account for approximately 15% of revenues in fiscal year end 2004 (which is the first full year of the contract).

ACQUISITIONS

In the past four years the Company has made three acquisitions.

ImageWorks Media Group, Inc.
In May of 2004, Vivid completed the acquisition of ImageWorks Media Group, Inc., a Washington corporation. ImageWorks is a media design company with expertise in electronic media design, websites, custom training programs and interactive media such as CDs, DVDs and videos, and print design. Vivid believes that the acquisition of ImageWorks will significantly broaden Vivid's production and design capabilities. The consideration of $675,000 to be paid to the ImageWorks shareholders is a combination of cash, stock, and warrants. The cash portion consists of $300,000 at closing and $350,000 over 14 months. Vivid is valuing the stock and warrants to be $25,000 (which is $.025 per share, the most recent price at which the stock was sold).

FoodSafety.com, Inc.
In November 2003, the Company, in conjunction with its majority shareholder, Nuvotec, Inc., acquired the assets of FoodSafety.com, Inc., a Delaware corporation. The assets consist of the URL, 1,200 copies of the book Food Safety Management & Compliance, intellectual property, exclusive commercialization rights and the commitment by FoodSafety.com, Inc. to deliver a food worker course and a food manager certification course. In exchange for the assets, Nuvotec, Inc. is obligated to pay to FoodSafety.com, Inc. a total of $80,000 in cash in equal monthly payments over a six-month period and $100,000 in value of Nuvotec, Inc. stock and/or options to be defined by FoodSafety.com, Inc. At March 31, 2004, an unpaid portion of the transaction ($100,000) has been recorded as a liability in the commitments and contingencies section of the Company's balance sheet.

ProTrain Assets
In January 2001, the Company acquired the assets of ProTrain, a privately held software training firm, for $30,000 in cash, a two-year promissory note in the amount of $70,000 (which has been paid in full), and 1,500 shares of Nuvotec, Inc.'s common stock at $10 per share. In the transaction, the Company received 33 computers and office furniture with a book value of $95,000, ProTrain's customer list valued at $15,000, and a non-compete agreement valued at $5,000.

EMPLOYEES

Vivid currently has 38 full-time employees and 10 part-time employees. Ten full-time employees are in sales, 21 full-time employees are in production, 7 full-time employees are administrative and sales support, and 8 are part-time authenticators, 1 part-time in administrative, and 1 part-time in production. (Authenticators are test proctors, assuring there isn't any cheating during the compliance training, and they are also available to help if someone's computer is causing them problems.) Vivid plans to add 2 additional employees in 2004, 1 of which will be in sales and 1 in production. None of the employees are subject to any collective bargaining agreements. There are no employment agreements.

The Company leases all of its employees from Human Resources Novations, Inc. The Company, whose primary shareholder is Nuvotec, Inc., is part of a multi-employer plan, which is administered by Human Resources Novations, Inc.

COMPETITION

The compliance training market is highly competitive. We believe at this time that no one has claimed the dominant position in the computer-based compliance training market and that there is not a clear market leader. The competition that exists comes from four sectors: a) company in-house training; b) traditional compliance training companies offering instructor led courses; c) traditional compliance training companies producing computer-based training and delivering via CD-ROM; and, d) companies producing internet and intranet delivered programs. Although we believe we compete favorably, many of our competitors are well-established national companies that have substantially greater financial and other resources than we do. Currently, we consider our primary competitors to be PureSafety, GoTrain, Coastal, QuickCompliance and FirstNet Learning.

INTELLECTUAL PROPERTY

Vivid does have copyright protection on the computer-based training materials of Vivid and trademark protection on its learning management system; however, there can be no assurance that any such copyright or trademark will provide meaningful protection to Vivid or that Vivid will be able to afford the expense of any litigation which might be necessary to enforce its rights.

REGULATION

Changes in standards at the local, national, or international levels could have an adverse impact on the market for Vivid's products and services, as updates are required and resources must be available to perform such updates or the Vivid products could be considered out-dated and not relevant.

PROPERTIES

Our corporate office is at 723 The Parkway, Richland, Washington and our training center is located at 2345 Stevens Road, Richland, Washington.

The Company's corporate office at 723 The Parkway is space that the Company's parent corporation (its largest shareholder) Nuvotec, Inc. leases. The Company currently does not pay rent for this space. Nuvotec leases the 723 Parkway office space from Ferguson Financial Group, which is controlled by Robert Ferguson, who is Vivid's Chairman of the Board of Directors. Nuvotec's lease requires monthly payments of $12,865.

The Company leases its training center at 2345 Stevens Road from Nuvotec, Vivid's parent corporation, on a month to month basis and is responsible for excise tax and maintenance expenses based upon its share of office space occupancy in relation to the total office space leased by Nuvotec. The Company paid $21,815 and $43,270 for rent, excise tax and maintenance of this property for the six months ended March 31, 2004 and the year ended September 30, 2003, respectively. On December 31, 2002, Nuvotec entered into a lease with the Port of Benton, a municipal corporation, for 16,500 square feet of office space and for 23,000 square feet of warehouse space (used by Thermal Conversion Corp, a wholly-owned subsidiary of Nuvotec) at 2345 Stevens Road, Richland, Washington. Nuvotec's lease runs for three years with an option to extend for five successive terms of three years each. The rent for the above space is $12,127 per month. In addition, Nuvotec is responsible for payment of 12.84% excise tax and maintenance of the property. Nuvotec currently pays less than the full amount of contracted rent because of a rent abatement program offered by the Community Economic Revitalization Board. Nuvotec paid $80,730 in rent on this lease in 2003 and $79,718 in 2002, net of the rent abatement.

                         DIRECTORS, EXECUTIVE OFFICERS,
                         PROMOTERS AND CONTROL PERSONS

DIRECTORS AND OFFICERS

The following are Vivid's directors and executive officers. The terms of the directors are staggered, with 1, 2, or 3 years remaining on their terms. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.

       Name          Age                   Position
       ----          ---                   --------

Kevin A. Smith       42    President, CEO and Director

Robert M. Blodgett   53    Chief Financial Officer and Treasurer

Sandra I. Muller     47    Corporate Secretary and General Counsel

Robert L. Ferguson   71    Chairman of the Board of Directors

Andrew Thoresen      59    Director

Robert J. Turner     57    Director

Steven Katz          56    Director


KEVIN A. SMITH has served as Vivid's President, CEO and as a Director since December 2000. Mr. Smith has been a Director of Nuvotec, Inc. since 2002. Mr. Smith served as Vivid's Chief Operating Officer from December 1999 to November 2000. Mr. Smith has over 9 years of experience in the technology education industry. Mr. Smith served as Vice President for Marcraft International Corporation, a computer based training development company from 1996 to 1999; and as its Director of Sales and Marketing from 1995 to 1996. Mr. Smith served as Marketing Manager-Western Europe for TransCar in Frankfurt, Germany from 1990 to 1993. Mr. Smith earned his B.S. degree in Marketing and International Business from Northeastern University and his MBA from Boston University.

ROBERT M. BLODGETT has served as Vivid's Chief Financial Officer and Treasurer since October 1996. Mr. Blodgett has served as Nuvotec's Chief Financial Officer and Treasurer since December 1998. From 1988 to 1995 Mr. Blodgett served as corporate secretary, treasurer and international vice president of finance and administration with Columbus Line USA, Inc., a Hamburg, Germany based ocean freight carrier of wines, meats and produce requiring temperature controlled systems and dry containers. From 1982 to 1988 Mr. Blodgett was a partner in the accounting firm of Blodgett, Mickelsen & Naef, CPAs. Mr. Blodgett earned his B.
S. Accounting degree from the Brigham Young University. Mr. Blodgett became a Certified Public Accountant in the State of Washington in 1980. Mr. Blodgett will spend about fifteen hours per week serving Vivid.

SANDRA I. MULLER has served as Secretary and Corporate Counsel of Vivid and Nuvotec since January, 1999. Ms. Muller has served as Secretary and Corporate Counsel with Technical Resources International, Inc. (TRI), a Nuvotec subsidiary since 1995 to the present. TRI provides consulting services in the nuclear energy, environmental clean up, and strategic management areas. Ms. Muller served as Senior Contract Specialist for Science Applications International Corporation from 1992 to 1995. Ms. Muller served as Senior Contract Specialist for Battelle, Pacific Northwest National Laboratories in conjunction with the U.S. Department of Energy Laboratory in Richland, Washington from 1987 to 1992. Ms. Muller earned her J.D. from Willamette University College of Law and earned her B.A.E. degree from Arizona State University. Ms. Muller will spend about fifteen hours per week serving Vivid.

ROBERT L. FERGUSON has served as Chairman of the Board of Directors since 2003. Mr. Ferguson has served as CEO and Chairman of the Board of directors of Nuvotec, Inc. since 1998. Mr. Ferguson has over 40 years of management and technical experience in the government and private sectors. Mr. Ferguson served as Chairman of the Board of Technical Resources International, Inc. from 1995 to 1998; which provided consulting services in the nuclear energy and environmental clean up areas. Mr. Ferguson served as corporate VP for Science Applications International Corporation from 1991 to 1995. Mr. Ferguson was the president of R.L. Ferguson & Associates, Inc. from 1985 to 1991, which provided management and technical services to government and industry. Mr. Ferguson served as the Chairman of the Board for UNC Nuclear Industries, Inc. from 1983 to 1985; which operated the Department of Energy nuclear reactor and fuel fabrication facilities at Hanford, Washington. Mr. Ferguson served as CEO for Washington Public Power Supply System from 1980 to 1983, which included the activation of one nuclear power plant, the deactivation of two nuclear power plants and the termination of two other nuclear power plants. Mr. Ferguson served in various roles, including Deputy Assistant Secretary of the Nuclear Reactor Programs for the U.S. Department of Energy from 1960 to 1980. Mr. Ferguson was a founder of Columbia Trust Bank, and has been a director since 1996. Mr. Ferguson earned his B.S. in Physics from Gonzaga University.

ANDREW THORESEN has served as a Director since October 2003. Mr. Thoresen has been a co-owner and Chief Financial Officer of Human Resource Novations, Inc. since 1993. Mr. Thoresen was the CFO and co-owner of R.L. Ferguson & Associates, Inc. from 1985 to 1993, which provided management and technical services to government and industry. Mr. Thoresen served as the Financial Administrator and Assistant to the Chairman of the Board for UNC Nuclear Industries, Inc. from 1983 to 1985; which operated the Department of Energy nuclear reactor and fuel fabrication facilities at Hanford, Washington. Mr. Thoresen served in various management roles for the Washington Public Power Supply System from 1974 to 1983. He was employed as an accountant at Ernst & Ernst from 1969 to 1974. Mr. Thoresen earned his B.A. degree in Accounting from the University of Washington.

ROBERT J. TURNER has served as a Director and Chair of Audit Committee for Vivid since February 2004. Since 1979 Mr. Turner has been a Partner with the law firm of Fraser Milner Casgrain LLP (or its predecessor firms) in Edmonton, Alberta, Canada, and has served as Vice Chairman of the firm since 1999. Mr. Turner earned his B.Comm from the University of Lethbridge and University of Calgary, and earned his LL.B. from the University of Alberta.

STEVEN KATZ has served as a Director since December 2003. From 1982 to the present, Mr. Katz has been President of Steven Katz & Associates, Inc., a management consulting firm specializing in corporate development and technology licensing. From January 2000 to October 2001, he was President, Chief Operating Officer and a Director of Senesco Technologies, Inc., a publicly held company listed on the American Stock Exchange, engaged in the identification and development of propriety gene technology. Since June 2001 Mr. Katz has been the

President and Chairman of MAC Worldwide, Inc, a public company that designs fashion wear. He is presently a member of the boards of directors of the following additional publicly-held companies: Biophan Technologies, Inc. (a company developing an MRI-resistant pacemaker and other related products), a director since 2001; USA Technologies, Inc. (a company with technology in credit card processing and automated vending systems), a director since May, 1999; and Health Systems Solutions, Inc. (a company in the home health care industry), a director since 2003. Mr. Katz received a B.S. degree in Accounting from the City College of New York.

                             EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the calendar years ended December 31, 2003, 2002 and 2001. The named executive officers (the "Named Executive Officers") are Vivid Learning Systems, Inc.'s President, Chief Financial Officer and Corporate Secretary and the other executive officers of Vivid Learning Systems who each received in excess of $100,000 in total annual salary and bonus. Compensation is shown in the following table:

                           Summary Compensation Table

                                         Annual Compensation
                                     ------------------------------
                                                     Other Annual
Name and Principal Position    Year  Salary ($)    Compensation ($)
---------------------------    ----  ----------    ----------------

Kevin A. Smith                 2003   102,165          25,000*
  President, CEO and Director  2002   104,440
                               2001    89,607

Robert M. Blodgett             2003      0                0
  CFO and Treasurer            2002      0                0
                               2001      0                0

Sandra Muller                  2003      0                0
Corporate Secretary and        2002      0                0
General Counsel                2001      0                0

* $25,000 in common stock of Nuvotec, Inc.

STOCK OPTION GRANTS

There were no individual grants of Vivid stock options to any Executive Officers during the calendar years ended December 31, 2003, 2002 or 2001.

2003 STOCK OPTION PLAN

The Vivid Stock Option Plan has an approved pool of 2,400,000 shares. Currently, 866,334 options have been issued. The options are on a vesting schedule.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

      (i) for any breach of the director's duty of loyalty to us or our stockholders;

      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or

      (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by
Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under a company's bylaws, any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 4, 2004. The information in this table provides the ownership information for:

      a. each person known by us to be the beneficial owner of more than 5% of our common stock;
      b. each of our directors;
      c. each of our executive officers; and
      d. our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 10,097,996 shares outstanding. There are currently 298,334 outstanding options to purchase any common stock held by the persons named below, but no warrants to purchase any common stock.

Unless otherwise indicated, the address of each beneficial owner is c/o Vivid Learning Systems, Inc., 723 The Parkway, Richland, Washington 99352.

-------------------------------------------------------------------------------
                                                   AMOUNT OF       PERCENT OF
                                                  COMMON STOCK       CLASS
   NAME AND ADDRESS OF       EXECUTIVE OFFICE     BENEFICIALLY     OF COMMON
  BENEFICIAL OWNER (1)        HELD (IF ANY)         OWNED (2)      STOCK (3)
-------------------------------------------------------------------------------
Kevin A. Smith             President, CEO and       100,000            *
                           Director
-------------------------------------------------------------------------------
Robert M. Blodgett**       Chief Financial           2,000             *
                           Officer and
                           Treasurer
-------------------------------------------------------------------------------
Sandra Muller***           Corporate Secretary       2,000             *
                           and General Counsel
-------------------------------------------------------------------------------
Robert L. Ferguson****     Chairman of the           2,000             *
                           Board of Directors
-------------------------------------------------------------------------------
Andrew Thoresen*****       Director                  4,000             *
-------------------------------------------------------------------------------
Robert Turner              Director                    0              N/A
-------------------------------------------------------------------------------
Steven Katz                Director                  10,000            *
-------------------------------------------------------------------------------
All Executive Officers                              120,000           1.2
and Directors as a Group
(7 persons)
-------------------------------------------------------------------------------
_____________________
*  less than 1%.
** Mr. Blodgett owns 1.02% of the common stock of Nuvotec, Inc., which owns 80% of Vivid.
*** Ms. Muller owns 3.2% of the common stock of Nuvotec, Inc., which owns 80% of Vivid.
**** Mr. Ferguson owns 14% of the common stock of Nuvotec, Inc., which owns 80% of Vivid.
***** Mr. Thoresen owns 0.3% of the common stock of Nuvotec, Inc., which owns 80% of Vivid.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nuvotec, Inc., a Washington corporation owns 80% of the outstanding shares of Vivid. Robert L. Ferguson, Chairman of our Board of Directors holds 14% of Nuvotec's common stock (with preferred stock on an as converted basis); and Sandra I. Muller, our Corporate Secretary and Corporate Counsel holds 3.2% of Nuvotec's common stock (with preferred stock on an as converted basis); and Robert M. Blodgett, our CFO, holds 1.02% of Nuvotec's common stock (with preferred on an as converted basis)

The Company's corporate office at 723 The Parkway, Richland, Washington is space that the Company's parent corporation (its largest shareholder) Nuvotec, Inc. leases. The Company currently does not pay rent for this space. Nuvotec leases the 723 Parkway office space from Ferguson Financial Group, which is controlled by Robert Ferguson, who is Vivid's Chairman of the Board of Directors. Nuvotec's lease requires monthly payments of $12,865.

The Company leases its training center at 2345 Stevens Road, Richland, Washington from Nuvotec, Vivid's parent corporation, on a month to month basis and is responsible for excise tax and maintenance expenses based upon its share of office space occupancy in relation to the total office space leased by Nuvotec. The Company paid $21,815 and $43,270 for rent, excise tax and maintenance of this property for the six months ended March 31, 2004 and the year ended September 30, 2003, respectively. On December 31, 2002, Nuvotec entered into a lease with the Port of Benton, a municipal corporation, for 16,500 square feet of office space and for 23,000 square feet of warehouse space (used by Thermal Conversion Corp, a wholly-owned subsidiary of Nuvotec) at 2345 Stevens Road, Richland, Washington. Nuvotec's lease runs for three years with an option to extend for five successive terms of three years each. The rent for the above space is $12,127 per month. In addition, Nuvotec is responsible for payment of 12.84% excise tax and maintenance of the property. Nuvotec currently pays less than the full amount of contracted rent because of a rent abatement program offered by the Community Economic Revitalization Board. Nuvotec paid $80,730 in rent on this lease in 2003 and $79,718 in 2002, net of the rent abatement.

Vivid has access to a $1,000,000 line of credit. The line of credit with Key Bank is a formal agreement between the bank and Nuvotec, Inc., Vivid's parent corporation (Vivid is one of the corporate guarantors on the line, as is Nuvotec.) Both Nuvotec and Vivid have separate checking accounts at Key Bank. As Vivid requires working capital draws on the line such draws are placed in their account, but since it has no formal line of credit agreement with the bank, the draw is recorded by the bank as a Nuvotec draw. Therefore, Vivid is making its draws based upon an internal agreement between Vivid and Nuvotec. Such Vivid draws and paydowns are recorded in intercompany accounts on the books of Vivid and Nuvotec. This line of credit with Key Bank replaces a line of credit with Columbia Trust Bank.

The Company was awarded a one-year contract, with 2 one year options, with a minimum value of $1,708,353 with Fluor Hanford, Inc. for the period from October 2002 to September 30, 2005. Vivid anticipates that Fluor Hanford, Inc. will exercise its option to fully fund the contract through September 30, 2005. Fluor Hanford, Inc. has exercised the first one year option, which is through September 30, 2004. The Company provides computer-based training monthly for the employees of Fluor Hanford, Inc. and its contractors. Fluor Hanford, Inc. has an ownership interest in Columbia Basin Ventures which owns approximately 1% of the outstanding common stock of Nuvotec. Nuvotec owns approximately 80% of Vivid.

On December 23, 2003 Vivid issued a stock option to Jackson Steinem, Inc., whose beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel. This stock option is exercisable after October 1, 2004 into 50,000 shares of Vivid common stock at $.10 per share for three years until October 1, 2007. This option was issued for non legal services.

At March 31, 2004, the related party payable consisted of $32,138 of management fees and expenses paid on behalf of Vivid, by the majority shareholder, Nuvotec, Inc. and $259,957 of federal income tax benefit provided by Nuvotec for Vivid in connection with the filing of the consolidated tax returns.

At September 30, 2003, the related party payable consisted of $262,080 of management fees and expenses paid on behalf of Vivid, by the majority shareholder, Nuvotec, Inc. and $149,165 of federal income tax benefit provided by Nuvotec for Vivid in connection with the filing of the consolidated tax returns.

The Company leases all of its employees from Human Resources Novations, Inc. One of our directors, Andrew Thoresen has been a co-owner and Chief Financial Officer of Human Resource Novations, Inc. since 1993.

We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

                           DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. There are 10,097,996 shares of our common stock issued and outstanding, no shares of our preferred, 866,334 options for common stock issued, and no other securities, including without limitation any preferred stock, convertible securities, warrants, promissory notes or debentures outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

COMMON STOCK

As of June 4, 2004, there were 10,097,996 shares of common stock outstanding held by stockholders of record. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors. The shares of common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Upon a liquidation of the Company, our creditors will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

PREFERRED STOCK

Our certificate of incorporation empowers the board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The board of directors also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. Upon consummation of this offering, there will be no outstanding shares of our preferred stock and we have no present intention to issue any shares of preferred stock.

OPTIONS

As June 4, 2004, we had outstanding options to purchase an aggregate of 816,334 shares of common stock to our officers, directors and employees with a weighted average exercise price of $0.25 per share. These options typically vest over a three year period.

Additionally, On December 23, 2003 Vivid issued a stock option to Jackson Steinem, Inc., whose beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel. This stock option is exercisable after October 1, 2004 into 50,000 shares of Vivid common stock at $.10 per share for three years until October 1, 2007. This option was issued for non legal services.

All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our capital or corporate structure.

DELAWARE ANTI-TAKEOVER LAW

If we close an initial public offering of our securities, and become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends September 30.

TRANSFER AGENT

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.

                              SELLING STOCKHOLDERS

All of the shares of Vivid common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 1,997,996 shares of Vivid common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

      a. the name of each person who is a selling stockholder;

      b. the number of securities owned by each such person at the time of this offering; and

      c. the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.


SELLING STOCKHOLDER        NUMBER OF   SHARES OWNED PRIOR   SHARES OWNED AFTER
                            SHARES      TO THE OFFERING        THE OFFERING
                           OFFERED    NUMBER   PERCENTAGE  NUMBER   PERCENTAGE

Julio Bellber                30,000    30,000       *         -0-       -0-

Gary Bennett                 10,000    10,000       *         -0-       -0-

Jeffrey & Lori Blanc         8,000      8,000       *         -0-       -0-

Raymond L. Blanc             4,000      4,000       *         -0-       -0-

Robert M. Blodgett (1) **    2,000      2,000       *         -0-       -0-

Andreas Blutke **            4,000      4,000       *         -0-       -0-

Glenda J. Cook **            2,000      2,000       *         -0-       -0-

Creek Holdings, LLC (2)     133,332    133,332     1.3%       -0-       -0-

Howard M. Crosby (3)         80,000    80,000       *         -0-       -0-

David A. Dayton              8,000      8,000       *         -0-       -0-

Robert Detore               120,000    120,000     1.2%       -0-       -0-

Dotson Exploration
Company (4)                 120,000    120,000     1.2%       -0-       -0-

LeRoy Enger **               80,000    80,000       *         -0-       -0-

James Feldesman              20,000    20,000       *         -0-       -0-

The Ferguson Financial
Group (5) **                 2,000      2,000       *         -0-       -0-

Daniel T. Foley              2,000      2,000       *         -0-       -0-

Bruce W. Franklin            8,000      8,000       *         -0-       -0-

Terry J. Gilmore             40,000    40,000       *         -0-       -0-

F.E. Hambleton               40,000    40,000       *         -0-       -0-

James H. Harris, M.D.        20,000    20,000       *         -0-       -0-

John Mark Henderson **       77,000    77,000       *         -0-       -0-

William L. Herron            28,000    28,000       *         -0-       -0-

Eric Holzberg                20,000    20,000       *         -0-       -0-

Aaron M. Jensen              4,000      4,000       *         -0-       -0-

Catherine M. Joy (6)         14,000    14,000       *         -0-       -0-

David Katz (7)               10,000    10,000       *         -0-       -0-

Jonathan Katz (8)            10,000    10,000       *         -0-       -0-

Steven Katz (9)              10,000    10,000       *         -0-       -0-

Joseph A. Lavigne            20,000    20,000       *         -0-       -0-

Marc A. Lenzke               8,000      8,000       *         -0-       -0-

Donna Maguffee               3,000      3,000       *         -0-       -0-

Steven J. Mayer              40,000    40,000       *         -0-       -0-

Mark McAllister              8,000      8,000       *         -0-       -0-

Meadow Holdings, LLC (10)   133,332    133,332     1.3%       -0-       -0-

Dr. Erwin Mermelstein        40,000    40,000       *         -0-       -0-

Catherine M. Moeller         8,000      8,000       *         -0-       -0-

James R. Moss                8,000      8,000       *         -0-       -0-

Frank & Sandra Muller
(11) **                      2,000      2,000       *         -0-       -0-

David Nahimias               20,000    20,000       *         -0-       -0-

Rabindra N. Nanda **         16,000    16,000       *         -0-       -0-

Ronald S. Nash              100,000    100,000      1%        -0-       -0-

Martyn A. Powell             8,000      8,000       *         -0-       -0-

Lori M. Ramonas **           2,000      2,000       *         -0-       -0-

James E. Reed                4,000      4,000       *         -0-       -0-

Carl Richard                 8,000      8,000       *         -0-       -0-

James L. Riebsomer           20,000    20,000       *         -0-       -0-

Riggers Manufacturing
Company, Inc. (12)           40,000    40,000       *         -0-       -0-

William J. Ritger           100,000    100,000      1%        -0-       -0-

Road Holdings, LLC (13)     133,332    133,332     1.3%       -0-       -0-

Susanna Yan Rowe             4,000      4,000       *         -0-       -0-

Amy N. Schammert             4,000      4,000       *         -0-       -0-

Raymond W. Schier            8,000      8,000       *         -0-       -0-

Rose A. Shaw                 10,000    10,000       *         -0-       -0-

Kevin A. Smith (14) **      100,000    100,000      1%        -0-       -0-

Larry J. Smith **            8,000      8,000       *         -0-       -0-

Eric Stein                   20,000    20,000       *         -0-       -0-

Shai Stern                  100,000    100,000      1%        -0-       -0-

Joyce L. Stump               20,000    20,000       *         -0-       -0-

Jay Tate                     2,000      2,000       *         -0-       -0-

Joseph A. Tedesco            8,000      8,000       *         -0-       -0-

Christine W. Thackaberry     8,000      8,000       *         -0-       -0-

Jeffrey C. Thomas            4,000      4,000       *         -0-       -0-

Andrew Thoresen (15) **      4,000      4,000       *         -0-       -0-

John B. Thorsnes (16)        6,000      6,000       *         -0-       -0-

Nanci C. Thorsnes (17)       6,000      6,000       *         -0-       -0-

Duane Tumlinson              8,000      8,000       *         -0-       -0-

Charles W. Wafer             40,000    40,000       *         -0-       -0-

Wallis W. Wood               10,000    10,000       *         -0-       -0-

Total                      2,047,996  2,047,996   100%        80%    8,100,000

* Indicates less than one percent of the total outstanding common stock.

** These shares are subject to a Lock Up Agreement entered into on February 16, 2004, by which these shareholders agreed not to transfer these shares prior to one year after the date that this registration statement is declared effective by the Securities and Exchange Commission.

(1) Robert M. Blodgett is our CFO and Treasurer.

(2) The beneficial owner of Creek Holdings, LLC, Meadow Holdings, LLC and Road Holdings, LLC is Murray Huberfeld.

(3) Howard Crosby is the brother-in-law of Robert L. Ferguson our Chairman, and is the beneficial owner of selling shareholder Dotson Exploration Company.

(4) The beneficial owner of Dotson Exploration Company is Howard Cosby, who is also a selling shareholder under his own name.

(5) The beneficial owner of Ferguson Financial group is Robert L. Ferguson our Chairman.

(6) Catherine Joy is the adult daughter of Robert L. Ferguson our Chairman.

(7) David Katz and Jonathan Katz are the adult sons of Steven Katz.

(8) Jonathan Katz and David Katz are the adult sons of Steven Katz.

(9) Steven Katz is the father of adult sons David Katz and Jonathan Katz.

(10)The beneficial owner of Meadow Holdings, LLC, Creek Holdings, LLC, and Road Holdings, LLC is Murray Huberfeld.

(11)Sandra Muller is our Corporate Secretary and Corporate Counsel. Frank Muller is her husband.

(12)The beneficial owner of Riggers Manufacturing Company is William N.
    Lampson.

(13)The beneficial owner of Road Holdings, LLC, Creek Holdings, LLC and Meadow Holdings, LLC is Murray Huberfeld.

(14)Kevin A. Smith is our President and Director. There is no relationship between Kevin A. Smith and shareholder Larry J. Smith.

(15) Andrew Thoresen is one of our Directors.

(16) John B. Thorsnes and Nanci C. Thorsnes are husband and wife.

(17) John B. Thorsnes and Nanci C. Thorsnes are husband and wife.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.25 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

      a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      d. privately negotiated transactions; and

      e. a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker dealers. There are no standby arrangements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.

Selling shareholders may sell their shares in all 50 states in the United States of America. Further, Vivid will be profiled in the Standard & Poor's publications or "manuals". The Standard & Poor's manuals are widely subscribed to by broker/dealers, market makers, institutional investors, university libraries and public libraries. A company that is profiled in the Standard & Poor's manuals obtains a "manual" exemption from state securities regulations for secondary trading purposes in the thirty-five states where there is a provision for manual exemption.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling shareholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.

                            MARKET FOR COMMON EQUITY

SHARES ELIGIBLE FOR FUTURE SALE

MARKET INFORMATION

There is no public trading market on which Vivid's Common Stock is traded. Vivid will engage a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of Vivid's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and adversely affect our ability to raise additional capital in the capital markets at a time and price favorable to us.

We have outstanding 10,097,996 shares of our common stock. There are seventy
(70) record holders of common equity. Of these shares, 1,997,996 shares will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 1,997,996 shares of our common stock, approximately 20% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS

All of the Vivid officers and Vivid and Nuvotec senior management stockholders have agreed, pursuant to "lock-up" agreements, that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of common stock owned by them or that could be purchased by them through the exercise of options, for one full year following the date of this prospectus. Upon the expiration of the lock-up agreements, approximately 295,000 shares of common stock held by such stockholders will be eligible for resale immediately pursuant to Rule 144.

RULE 701

Under Rule 701 as currently in effect, persons who purchase shares upon exercise of options granted prior to the effective date of this initial public offering may sell such shares in reliance on Rule 144. Such sales need not comply with the holding period requirements of Rule 144. In the case of non-affiliates, these sales need not comply with the public information, volume limitations or notice provisions of Rule 144.

STOCK OPTIONS

Currently, there are outstanding options issued to officers, directors and employees to purchase 816,334 shares of our common stock. Of the outstanding options, those that are vested and may be exercised within 60 days are for 177,459 shares of common stock.

Additionally, On December 23, 2003 Vivid issued a stock option to Jackson Steinem, Inc., whose beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel. This stock option is exercisable after October 1, 2004 into 50,000 shares of Vivid common stock at $.10 per share for three years until October 1, 2007.

Further, two new shareholders will each receive 50,000 shares of our common stock on December 31, 2004, along with warrants received on May 25, 2004 to purchase a total of 200,000 shares of our common stock as noted below. This securities transaction was pursuant to the ImageWorks acquisition. See "Description of Business".


WARRANTS

None of our warrants are currently vested. The two warrants which are exercisable into a total of 200,000 shares of our common stock vest as follows:
50,000 shares on December 31, 2004; 50,000 shares on December 31, 2005; 50,000 shares on December 31, 2006; and 50,000 shares on December 31, 2007. The shares issuable upon exercise of the warrants will be eligible for sale in the public markets subject to any Rule 144 limitations.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                               LEGAL PROCEEDINGS

We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                                 LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022.

                                    EXPERTS

The financial statements of Vivid Learning Systems, Inc., as of September 30, 2003 have been included herein and in the registration statement in reliance upon the report of Williams & Webster, P.S., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                  Vivid Learning Systems, Inc. and Subsidiary


Independent Auditors' Report ..............................................F-1

Consolidated Balance Sheet of March 31, 2004, September 30, 2003 and
      September 30, 2002...................................................F-2

Consolidated Statements of Income for the six months ended March 31,
      2004 and March 31, 2003, and for the years ended September 30,
      2003, and September 30, 2002.........................................F-3

Consolidated Statements of Cash Flows for the for the six months ended March 31, 2004 and March 31, 2003, and for the years ended September 30, 2003, and September 30, 2002.....................F-4

Consolidated Statement of Shareholders' Equity for the six months ended March 31, 2004 and for the years ended September 30,
      2003, and September 30, 2002.........................................F-5

Notes to Consolidated Financial Statements ................................F-6

Board of Directors
Vivid Learning Systems, Inc.
Richland, WA

                     INDEPENDENT ACCOUNTANT'S REVIEW REPORT

We have reviewed the accompanying consolidated balance sheet of Vivid Learning Systems, Inc. as of March 31, 2004 and the related consolidated statements of income, stockholders' equity, and cash flows for the six months ended March 31, 2004 and 2003. All information included in these consolidated financial statements is the representation of the management of Vivid Learning Systems, Inc.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements for the years ended September 30, 2003 and 2002 were audited by us and we expressed an unqualified opinion on them in our report dated November 3, 2003 but we have not performed any auditing procedures since that date.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 30, 2004


                          VIVID LEARNING SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                    March 31,
                                                                      2004            September 30,        September 30,
                                                                  (Unaudited)             2003                  2002
                                                                  -----------          -----------           -----------
ASSETS
CURRENT ASSETS

   Cash                                                           $   500,144          $    11,612           $     3,086
   Accounts and contracts receivable                                1,307,156            1,236,007               766,833
   Prepaid expenses                                                    70,962               75,469                51,433
   Other current assets                                                     -                  288                 1,688
                                                                  -----------          -----------           -----------
        TOTAL CURRENT ASSETS                                        1,878,262            1,323,376               823,040
                                                                  -----------          -----------           -----------
PROPERTY, PLANT AND EQUIPMENT
   Property and equipment                                             655,601              613,602               558,682
   Less: Accumulated depreciation and amortization                   (567,861)            (524,934)             (430,361)
                                                                  -----------          -----------           -----------
        TOTAL PROPERTY, PLANT AND EQUIPMENT                            87,740               88,668               128,321
                                                                  -----------          -----------           -----------
OTHER ASSETS
   Software, net of amortization                                    1,596,818            1,258,892             1,080,474
   Intangibles, net of amortizaton                                      5,500                7,556                12,222
   Deferred tax asset                                                   3,665                3,098               133,533
                                                                  -----------          -----------           -----------
        TOTAL OTHER ASSETS                                          1,605,983            1,269,546             1,226,229
                                                                  -----------          -----------           -----------
TOTAL ASSETS                                                      $ 3,571,985          $ 2,681,590           $ 2,177,590
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                               $   157,777          $   105,058           $    35,563
   Payable to related party                                           290,519              411,245               337,375
   Accrued contract labor                                             235,189               69,489               177,148
   Other current liabilities                                           90,632               28,983                81,039
   Notes payable                                                            -                    -                15,636
        TOTAL CURRENT LIABILITIES                                     774,117              614,775               646,761
                                                                  -----------          -----------           -----------
        TOTAL LIABILITIES                                             774,117              614,775               646,761
                                                                  -----------          -----------           -----------
COMMITMENTS AND CONTINGENCIES                                         100,000                    -                     -
                                                                  -----------          -----------           -----------
STOCKHOLDERS' EQUITY
   Preferred stock, $0.0001 par value;
     5,000,000 shares authorized, no shares issued and                      -                    -                     -
     outstanding
   Common stock, $0.0001 par value;
     200,000,000 shares authorized, 10,087,996 and
     8,100,000 shares issued
     and outstanding, respectively                                      1,009                  810                   810
   Additional paid-in capital                                       2,442,137            2,019,537             2,019,537
   Retained earnings (deficit)                                        254,722               46,468              (489,518)
                                                                  -----------          -----------           -----------
        TOTAL STOCKHOLDERS' EQUITY                                  2,697,868            2,066,815             1,530,829
                                                                  -----------          -----------           -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 3,571,985          $ 2,681,590           $ 2,177,590
                                                                  -----------          -----------           -----------

             See accompanying notes and accountant's review report.

         VIVID LEARNING SYSTEMS, INC. CONSOLIDATED STATEMENTS OF INCOME

                                           Six Months             Six Months
                                             Ended                  Ended
                                         March 31, 2004         March 31, 2003
                                          (Unaudited)            (Unaudited)
                                          -----------            -----------

REVENUES                                  $ 2,057,027            $ 1,606,342
COST OF REVENUES                              448,169                430,115
                                          -----------            -----------
GROSS PROFIT                                1,608,858              1,176,227
                                          -----------            -----------
EXPENSES
   Marketing and related labor expenses       549,298                569,457
   Reseller commissions                       215,472                      -
   Depreciation and amortization               44,983                 49,648
   Wages and contract labor                   217,356                159,822
   Other operating expenses                   259,884                237,566
                                          -----------            -----------
     TOTAL OPERATING EXPENSES               1,286,993              1,016,493
                                          -----------            -----------
INCOME FROM OPERATIONS                        321,865                159,734
                                          -----------            -----------
OTHER INCOME (EXPENSE)
   Interest income                                460                      1
   Interest expense                            (3,846)                (8,638)
                                          -----------            -----------
     TOTAL OTHER INCOME (EXPENSE)              (3,386)                (8,637)
                                          -----------            -----------
INCOME BEFORE INCOME TAXES                    318,479                151,097
INCOME TAX EXPENSE                           (110,225)               (53,893)
                                          -----------            -----------
NET INCOME                                $   208,254            $    97,204
                                          -----------            -----------
BASIC AND DILUTED NET INCOME PER SHARE    $      0.03            $      0.01
                                          -----------            -----------
WEIGHTED AVERAGE NUMBER OF
   COMMON STOCK SHARES OUTSTANDING          8,173,999              8,100,000
                                          -----------            -----------

             See accompanying notes and accountant's review report.


         VIVID LEARNING SYSTEMS, INC. CONSOLIDATED STATEMENTS OF INCOME

                                                                        Year Ended                   Year Ended
                                                                    September 30, 2003           September 30, 2002
                                                                    ------------------           ------------------

REVENUES                                                               $ 3,914,052                  $ 2,851,337
COST OF REVENUES                                                           762,040                      871,164
                                                                       -----------                  -----------
GROSS PROFIT                                                             3,152,012                    1,980,173
                                                                       -----------                  -----------
EXPENSES
   Marketing and related labor expenses                                    918,802                      703,772
   Reseller commissions                                                    378,271                            -
   Depreciation and amortization                                            98,997                      116,726
   Wages and contract labor                                                280,077                      193,655
   Other operating expenses                                                648,293                      470,856
                                                                       -----------                  -----------
     TOTAL OPERATING EXPENSES                                            2,324,440                    1,485,009
                                                                       -----------                  -----------
INCOME FROM OPERATIONS                                                     827,572                      495,164
                                                                       -----------                  -----------
OTHER INCOME (EXPENSE)
   Interest income                                                               -                            1
   Interest expense                                                        (11,986)                     (41,064)
                                                                       -----------                  -----------
     TOTAL OTHER INCOME (EXPENSE)                                          (11,986)                     (41,063)
                                                                       -----------                  -----------
INCOME BEFORE INCOME TAXES                                                 815,586                      454,101
INCOME TAX EXPENSE                                                        (279,600)                    (154,394)
                                                                       -----------                  -----------
NET INCOME                                                             $   535,986                  $   299,707
                                                                       -----------                  -----------
BASIC AND DILUTED NET INCOME PER SHARE                                 $      0.07                  $      0.04
                                                                       -----------                  -----------
WEIGHTED AVERAGE NUMBER OF
   COMMON STOCK SHARES OUTSTANDING                                       8,100,000                    8,100,000
                                                                       -----------                  -----------

             See accompanying notes and accountant's review report.


                          VIVID LEARNING SYSTEMS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                     ADDITIONAL       RETAINED
                                                              COMMON STOCK            PAID-IN         EARNINGS
                                                         Shares        Par value      CAPITAL        (DEFICIT)         TOTAL
                                                      -----------     -----------    -----------    -----------    -----------

Balance, September 30, 2001                             8,100,000     $       810     $ 1,047,995    $ (789,225)   $   259,580
Capital contribution resulting
   from disposition by related entity                           -               -          45,988             -         45,988
Capital contribution resulting from
   elimination of intercompany payables                         -               -         925,554             -        925,554
Net income for the year ended
   September 30, 2002                                           -               -               -       299,707        299,707
Balance, September 30, 2002                             8,100,000             810       2,019,537      (489,518)     1,530,829
Net income for the year ended
   September 30, 2003                                           -               -               -       535,986        535,986
Balance, September 30, 2003                             8,100,000             810       2,019,537        46,468      2,066,815
Common stock issued in private placement
   at $0.25 per share less cost to issue of $ 74,200    1,987,996             199         422,600             -        422,799
Net income for the six months ended
   3/31/2004 (unaudited)                                        -               -               -       208,254        208,254
Balance, March 31, 2004 (unaudited)                    10,087,996     $     1,009    $  2,442,137   $   254,722    $ 2,697,868
                                                      -----------     -----------    -----------    -----------    -----------


             See accompanying notes and accountant's review report.

       VIVID LEARNING SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Six Months      Six Months
                                                       Endedded       Endedded
                                                       March 31,      March 31,
                                                         2004           2003
                                                      (Unaudited)    (Unaudited)
                                                      ----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                         $  208,254      $  97,204
   Adjustments to reconcile net income
     to net cash provided by operating activities:
        Depreciation and amortization                     42,927         49,648
        Amortization of capitalized software             133,190        108,207
        Deferred tax asset                                  (567)        58,594
     Changes in assets and liabilities:
        Accounts and contracts receivable                (71,149)        (7,057)
        Prepaid expenses                                   4,507          6,694
        Other current assets                                 855            638
        Accounts payable                                  52,719         38,990
        Accrued payroll and related expenses             165,700        (98,386)
        Related party payables, net                     (139,350)      (133,745)
        Other current liabilities                         61,648         (3,018)
                                                      ----------      ---------
          Net cash provided by operating activities      458,734        117,769
                                                      ----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                 (42,000)       (27,156)
   Acquisition of software                              (369,060)       (81,052)
                                                      ----------      ---------
          Net cash used by investing activities         (411,060)      (108,208)
                                                      ----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                    422,799              -
   Overdrafts payable                                          -          2,989
   Payments on loans                                           -        (15,636)
   Proceeds from line of credit, net                      18,059              -
                                                      ----------      ---------
          Net cash provided
          (used) by financing activities                 440,858        (12,647)
                                                      ----------      ---------
          Net increase (decrease) in cash                488,532         (3,086)
          Cash at beginning of year                       11,612          3,086
                                                      ----------      ---------
          Cash at end of period                       $  500,144      $       -
                                                      ----------      ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                      $    2,438      $   1,733
                                                      ----------      ---------
   Income taxes paid                                  $        -      $       -
                                                      ----------      ---------

             See accompanying notes and accountant's review report.

          VIVID LEARNING SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended   Year Ended
                                                         September    September
                                                          30, 2003    30, 2002
                                                         ----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                            $ 535,986    $ 299,707
   Adjustments to reconcile net income
     to net cash provided by operating activities:
        Depreciation and amortization                       98,997      116,726
        Amortization of capitalized software               222,451      217,203
        Deferred tax asset                                 130,435      154,393
     Changes in assets and liabilities:
        Accounts and contracts receivable                 (469,174)    (236,194)
        Prepaid expenses                                   (24,036)     (40,052)
        Other current assets                                 1,400     (131,218)
        Accounts payable                                    69,495       24,559
        Accrued payroll and related expenses              (107,659)       9,080
        Related party payables, net                         73,870     (233,013)
        Other current liabilities                          (52,056)      72,694
                                                         ----------   ---------
          Net cash provided by operating activities        479,709      253,885
                                                         ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                   (54,678)     (13,197)
   Acquisition of software                                (400,869)    (219,328)
                                                         ----------   ---------
          Net cash used by investing activities           (455,547)    (232,525)
                                                         ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on loans                                       (15,636)     (64,520)
   Proceeds from line of credit, net                             -       41,881
          Net cash used by financing activities            (15,636)     (22,639)
                                                         ----------   ---------
          Net increase (decrease) in cash                    8,526       (1,279)
          Cash at beginning of year                          3,086        4,365
                                                         ----------   ---------
          Cash at end of year                            $  11,612    $   3,086
                                                         ----------   ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                         $  11,986    $  41,064
                                                         ----------   ---------
   Income taxes paid                                     $       -    $       -
                                                         ----------   ---------
NON-CASH TRANSACTIONS:
   Contributed capital from
    disposition by related entity                        $       -    $  45,988
                                                         ----------   ---------
   Contributed capital from
    elimination of related party payables                $       -    $ 925,554
                                                         ----------   ---------

             See accompanying notes and accountant's review report.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 1 - BUSINESS ORGANIZATION

Nature of Operations
Vivid Learning Systems, Inc. (hereinafter "the Company" or "Vivid"), was incorporated in 1995 in the State of Washington under the name of Vivid Concepts, Inc. Prior to December 23, 2003, the Company was a wholly owned subsidiary of Nuvotec, Inc. a Washington State based technology commercialization corporation. On December 23, 2003, Nuvotec, Inc., the sole shareholder in the Company exchanged all of its common stock in the Company for 8,100,000 share of common stock in a newly formed Delaware corporation also named Vivid Learning Systems, Inc. The Delaware company ("Vivid Delaware") serves as the holding company and parent and sole shareholder of the operating entity ("Vivid Washington"). The Delaware company is held approximately 80% by Nuvotec, Inc. with the balance of common stock issued held by approximately seventy individual shareholders. The Company develops and provides computer-based training products and services, which are marketed nationally. The Company's year end is September 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Accounting Methods
The Company's financial statements are prepared using the accrual method of accounting.

Accounts Receivable
The Company carries its accounts receivable at cost. On a periodic basis, the Company evaluates its accounts receivable and considers the need for an allowance for doubtful accounts, based on Company past and expected collections, and current credit conditions. At March 31, 2004 and September 30, 2003, all Company receivables are considered collectible and no valuation allowance is deemed necessary.

The Company does not accrue interest on trade receivables. A trade receivable is not considered past due after 90 days, because most receivables result from contracted services with large, established customers, including the federal government. Accounts are written off using the direct write-off method at the time the Company determines them to be uncollectible.

Advertising
Advertising costs are charged to operations in the year incurred.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

Compensated Absences
The Company leases all of its employees from Human Resources Novations, Inc. The Company, whose primary shareholder is Nuvotec, Inc., is part of a multi-employer plan, which is administered by Human Resources Novations, Inc. An accrual of compensated absences at March 31, 2004 and September 30, 2003 of $59,015 and $41,746, respectively, is reflected on the Company's balance sheet and included in the captioned liability "accrued contract labor." Leased employees are entitled to paid personal time dependent upon the length of service.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivativewith the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

As of March 31, 2004 and September 30, 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share for Vivid includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share (continued)
There were no common stock equivalents outstanding at March 31, 2004 or at September 30, 2003. Earnings per share at March 31, 2004 and September 30, 2003 reflect the forward split which occurred on November 25, 2003. See Note 7.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, accounts payable, and accrued expenses. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at March 31, 2004 and September 30, 2003.

Impaired Asset Policy
In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts.

The Company does not believe any adjustments are needed to the carrying value of its assets at March 31, 2004 and September 30, 2003.

Intangible Assets
A noncompetition agreement and a customer list are included in other assets on the balance sheet. These items represent a portion of the acquisition cost of ProTrain (in 2001) and are being amortized on the straight-line method over a five-year period. For the six months ending March 31, 2004 and the year ended September 30, 2003, amortization expense was $1,500 and $4,667, respectively.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, after elimination of the intercompany accounts and transactions. The wholly owned subsidiary of the Company is listed in Note 1.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment
Property, plant and equipment are recorded at cost and depreciated utilizing the straight-line method over estimated useful lives of three to ten years. See Note 11.

Provision for Taxes
The current tax provision represents the federal income tax the Company would have incurred on a separate, stand-alone basis. The Company receives the benefit of losses resulting from the federal income tax returns filed on a consolidated basis by its majority shareholder, Nuvotec, Inc. The consolidated tax returns are filed on a calendar year basis.

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by Statement of Financial Accounting Standard No. 109 to allow recognition of such an asset. See Note 13.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Recent Accounting Pronouncements
In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted SFAS No. 150, which did not affect the Company's financial statements because the Company does not hold and has not held any such financial instruments.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the financial position or results of operations of the Company.

Revenue and Cost Recognition
The Company's revenues are recognized at the time of shipment of products or performance of the contracted services. Cost of goods is primarily made up of labor costs associated with software development and training. See Note 4.

Software Development Costs
Costs incurred for the internal development of software products and enhancements, after technological feasibility has been established for the related product, are capitalized and stated at the lower of cost or net realizable value. Amortization is provided based on the greater of the amount computed using (a) the ratio that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product, or
(b) the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

NOTE 3 - SOFTWARE

The Company's amortization method assumes that sales of the Company's existing software products will continue for at least the ensuing five years. For the six months ended March 31, 2004 and the year ended September 30, 2003, $133,190 and $222,451 of amortization expense were recorded, respectively.

Software development costs consist of the following at the dates shown:

                                                 March 31,         September 30,
                                                   2004                2003
                                                -----------         -----------
Software development costs                      $ 2,872,830         $ 2,401,715
Accumulated amortization                         (1,276,012)         (1,142,823)
                                                -----------         -----------
                                                $ 1,596,818         $ 1,258,892
                                                -----------         -----------

NOTE 4 - REVENUE AND COST RECOGNITION

The Company's sales contracts are primarily on a time and material basis, with hourly billing rates negotiated with the customer. Contract revenues are earned as hours are expended and reimbursable costs are incurred.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 4 - REVENUE AND COST RECOGNITION (CONTINUED)

Training revenues are recognized at the time of shipment of products or performance of contracted services. Training contracts may contain elements of both custom contract work (contracted services) and subscription arrangements (delivery of training products). Training subscription revenues are recorded when collection of the subscription is highly probable and no significant Company obligations remain after the product has been delivered. The Company defers revenue recognition on training contracts related to payments received during the current period for the portion of the subscription contract that extends into future periods.

Royalty expenses
Reseller commissions or royalty payments are recorded as an expense if the Company bears the primary responsibility for the fulfillment of the underlying customer's order and for the acceptance by the customer of the training services sold. Such costs paid to resellers are recorded as a reduction to the underlying selling price if the reseller is the primary obligor to the customer in the transaction.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company was awarded a three-year contract with a minimum value of $1,708,353 with Fluor Hanford, Inc., a Nuvotec, Inc. shareholder, for the period from October 2002 to September 30, 2005. The Company provides computer-based training monthly for the employees of Fluor Hanford, Inc. and its contractors.

At March 31, 2004, the related party payable consisted of $32,138 of management fees and expenses paid on behalf of Vivid, by the majority shareholder, Nuvotec, Inc. and $259,957 of federal income tax benefit provided by Nuvotec for Vivid in connection with the filing of the consolidated tax returns.

At September 30, 2003, the related party payable consisted of $262,080 of management fees and expenses paid on behalf of Vivid, by the majority shareholder, Nuvotec, Inc. and $149,165 of federal income tax benefit provided by Nuvotec for Vivid in connection with the filing of the consolidated tax returns.

NOTE 6 - PROFIT-SHARING AND PENSION PLANS

The Company participates in Nuvotec, Inc.'s profit sharing plan covering all eligible employees over the age of 21 with 1,000 hours of service in a 12-month eligibility computation period. The Company makes discretionary contributions as determined by its board of directors, not to exceed the amount permissible under the Internal Revenue Code. The Company did not make any contributions in 2004 or 2003.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 6 - PROFIT-SHARING AND PENSION PLANS (CONTINUED)

The Company's money purchase pension plan covers all employees over the age of 21 with 1,000 hours of service in a 12-month eligibility computation period. Employees' contributions may not exceed 18% of their compensation for the plan year (maximum reflects money purchase and 401(k) combined). Company contributions for the six months ended March 31, 2004 and the year ended September 30, 2003 amounted to $0 and $14,540, respectively.

The Company's 401(k) plan implemented in 1999 covers all employees over the age of 21 with 1,000 hours of service in a 12-month eligibility computation. The Company makes a contribution equal to one-half of the employee's contribution up to the maximum of 5%.

Employees' contributions may not exceed 18% of their compensation for the plan year (maximum reflects money purchase and 401(k) combined). Company contributions for the six months ended March 31, 2004 and the year ended September 30, 2003 amounted to $21,343 and $31,802, respectively.

In January 2003, the Company combined its aforementioned plans into one plan, a 401(k) profit sharing plan, which incorporates the characteristics of the money purchase plan and the former 401(k) plan. The new profit sharing contribution is discretionary. During the six months ended March 31, 2004 and the year ended September 30, 2003, the Company did not make a profit sharing contribution to the new plan.

NOTE 7 - COMMON STOCK AND CONTRIBUTED CAPITAL

On December 23, 2003, the board of directors of Vivid Learning Systems, Inc. authorized several transactions. The authorized common stock of the Company was increased to 200,000,000, $0.0001 par value shares and the authorized preferred stock of the Company was increased to 5,000,000, $0.0001 par value shares. The Company authorized a forward split of the Vivid Learning Systems, Inc. common stock, such that the major shareholder, Nuvotec, Inc. will hold 8,100,000 shares at September 30, 2003. Finally, a stock option plan was approved with an option pool of 2,400,000 common stock shares. Those shares will be available to employees, consultants and others under the plan. All references to authorized and issued common and preferred stock have been changed to reflect these board actions.

Vivid Learning Systems, Inc. 2003 Stock Option Plan
On November 25, 2003, the Company adopted the Vivid Learning Systems, Inc. 2003 stock option plan.

The 2003 stock option plan ("The Plan") establishes the rights of and procedures for Vivid to grant stock options to employees, non-employee directors, and consultants. The Plan provides for the granting of the following two types of options: (i) non-qualified stock options (ii) incentive stock options, as defined and governed by Section 422 of the Internal Revenue Code of 1986, as amended. Each option will expire 10 years from the grant date or 30 days after

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 7 - COMMON STOCK AND CONTRIBUTED CAPITAL (CONTINUED)

Vivid Learning Systems, Inc. 2003 Stock Option Plan (continued) termination of employment with the Company or 12 months after the optionee death or disability. The option price will be determined by the Company's board of directors at the date of grant. At March 31, 204, no options have been issued by the Company.

Preferred Stock
The Company has authorized 5,000,000 shares of $0.0001 par value preferred stock. Preferred shares may be issued in one or more series at the approval of the board of directors. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock. At March 31, 2004, no preferred stock has been issued by the Company.

During the six months ended March 31, 2004 the Company completed a private placement of 1,987,996 common stock shares at $0.25 per share for total proceeds of $496,999 less costs to issue of $74,200.

NOTE 8 - LEASE COMMITMENTS

On December 31, 2002, Vivid's major shareholder, Nuvotec entered into a lease with the Port of Benton (hereinafter "the Port"), a municipal corporation, for 16,500 square feet of office space and for 23,000 square feet of warehouse space (used by TCC). The lease runs for three years with an option to extend for five successive terms of three years each. The rent for the above space is $12,127 per month. In addition, Nuvotec is responsible for payment of 12.84% excise tax and maintenance of the property. Nuvotec currently pays less than the full amount of contracted rent because of a rent abatement program offered by the Community Economic Revitalization Board. Nuvotec paid $80,730 in rent on this lease in 2003 and $79,718 in 2002, net of the rent abatement.

The Company rents office space from Nuvotec on a month to month basis and is responsible for excise tax and maintenance expenses based upon its share of office space occupancy in relation to the total office space leased by Nuvotec. The Company paid $21,815 and $43,270 for rent, excise tax and maintenance of this property for the six months ended March 31, 2004 and the year ended September 30, 2003, respectively.

NOTE 9 - ECONOMIC DEPENDENCY

The Company provides services in Washington State for a dozen large corporate contractors within the framework of a diverse set of programs and tasks. Most of the funding for these services originates from the Department of Energy/ Federal Government. During the year ended September 30, 2003, services provided to these

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 9 - ECONOMIC DEPENDENCY (CONTINUED)

contractors aggregated $901,272 representing 23% of total revenue, respectively. At September 30, 2003, amounts due from these contractors are included in accounts receivable in the amounts of $61,762.

During the six months ended March 31, 2004 services provided to these contractors aggregated $444,234 representing 21.6% of total revenue, respectively. At March 31, 2004, amounts due from these contractors are included in accounts receivable in the amounts of $8,588.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Commitments
The Company is obligated, under three separate agreements, for royalty payments based on varying percentages (8% to 25%) of cash collections from the sale of specific software applications. For the six months ended March 31, 2004 and the year ending September 30, 2003, the Company incurred $15,204 and $10,033 in royalty obligations, respectively. See Note 14 regarding ImageWorks Media Group, Inc.

NOTE 11 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation are five to forty years. The following is a summary of property, equipment, and accumulated depreciation:

                                                    March 31,     Sptember 30,
                                                      2004           2003
                                                    ---------     ---------

Computers and equipment                             $ 566,279     $ 524,280
Furniture and fixtures                                 89,322        89,322
                                                    ---------     ---------
                                                      655,601       613,602
Less accumulated depreciation                        (567,861)     (524,934)
                                                    ---------     ---------
Property and equipment, net                         $  87,740     $  88,668
                                                    ---------     ---------

Depreciation expense for the six months ended March 31, 2004 and the year ended September 30, 2003 was $ 42,927 and $94,331, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 12 - ACQUISITIONS

FoodSafety.com, Inc.
In November 2003, the Company, in conjunction with its majority shareholder, Nuvotec, Inc., acquired the assets of FoodSafety.com, Inc., a Delaware corporation. The assets consist of the URL, 1,200 copies of the book Food Safety Management & Compliance, intellectual property, exclusive commercialization rights and the commitment by FoodSafety.com, Inc. to deliver a food worker course and a food manager certification course. In exchange for the assets, Nuvotec, Inc. is obligated to pay to FoodSafety.com, Inc. a total of $80,000 in cash in equal monthlypayments over a six-month period and $100,000 in value of Nuvotec, Inc. stock and/or options to be defined by FoodSafety.com, Inc. At March 31, 2004, an unpaid portion of the transaction ($100,000) has been recorded as a liability in the commitments and contingencies section of the Company's balance sheet.

ProTrain Assets
In January 2001, the Company acquired the assets of ProTrain, a privately held software training firm, for $30,000 in cash, a two-year promissory note in the amount of $70,000, and 1,500 shares of Nuvotec, Inc's common stock at $10 per share. In the transaction, the Company received 33 computers and office furniture with a book value of $95,000, ProTrain's customer list valued at $15,000, and a non-compete agreement valued at $5,000.

NOTE 13 - INCOME TAXES

Significant components of the provision (benefit) for income taxes are as follows:

                                   March 31,    September 30,  September 30,
                                     2004           2003           2002
                                  ---------      ---------      ---------
   Current:

Federal tax expense               $ 110,792      $ 280,733      $ 154,394
Deferred federal tax benefit           (567)        (1,133)             -
                                  ---------      ---------      ---------
Total Provision                   $ 110,225      $ 279,600      $ 154,394
                                  ---------      ---------      ---------

The following is a reconciliation of income tax computed at the federal statutory rate of 34% to the current provision for taxes:


                            March 31,           September 30,         September 30,
                              2004                  2003                  2002
                       -------------------   -------------------   -------------------
                        Amount    Percent     Amount    Percent     Amount    Percent
                       --------   --------   --------   --------   --------   --------
Federal Tax            $110,225         34   $279,600         34   $154,394         34
Amortization book to
 tax difference             567          -      1,113        nil          -          -
                       --------   --------   --------   --------   --------   --------
Total current tax
expense                $110,792         34   $280,733         34   $154,394         34
                       --------   --------   --------   --------   --------   --------


                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 13 - INCOME TAXES (CONTINUED)

The current tax expense is allocated to the majority shareholder, Nuvotec, Inc. and is reported for tax filing purposes as part of the consolidated group. The tax benefit of Nuvotec's net operating losses is passed on to Vivid using a prorating method based on benefits received within the group.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the deferred tax assets at September 30, 2003 and 2002 are as follows:

                                   March 31,   September 30, September 30,
                                     2004          2003          2002
                                   --------      --------      --------
Deferred tax asset:
Net operating loss carryforwards   $      -      $      -     $133,533
Temporary difference in
depreciation methods                  3,665         3,098            -
                                   --------      --------     --------
Total deferred tax asset           $  3,665      $  3,098     $133,533
                                   ========      ========     ========

At September 30, 2003, the Company's income tax reporting will be included with that of the consolidated Nuvotec, Inc. group, which has federal net operating loss carryforwards of approximately $2,200,000 which expire in the years 2020 through 2022.

The decrease in the net operating loss carryforward from September 30, 2002 to 2003 was $133,533, which is principally due to the Company realizing taxable net income.

NOTE 14 - SUBSEQUENT EVENTS

Effective May 25, 2004 the Company purchased ImageWorks Media Group, Inc., hereinafter, ("ImageWorks"), a privately held Washington company. In consideration for all of the issued and outstanding common stock of ImageWorks, the Company paid $300,000 in cash, issued a note for $350,000 payable in 14 monthly installments, will issue 100,000 shares of common stock with a fair market value of $25,000, and will issue 200,000 common stock warrants. The warrants have an exercise price of $3.00 and a term of four years.

If the common stock received in this transaction does not have a public market value of $3 per common share by May 24, 2008, then the former shareholders of ImageWorks have the option to require the Company to buy back the common stock at $3 per share. The warrants are to be converted at the rate of 50,000 shares per year beginning December 31, 2004. If the warrant holders choose not to exercise the warrants in any given year, Vivid will cancel that year's

                          VIVID LEARNING SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 14 - SUBSEQUENT EVENTS (CONTINUED)

installment and provide a cash payment to the holder of $75,000. The total minimum guaranty to the holders is $300,000 cash if the related warrants are not exercised.

Options
During April 2004, the company issued 766,334 common stock options. The options are exercisable at $0.25 per share for four years and vest at a rate of 25% per year.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 24.   Indemnification of Directors and Officers.

The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Article X of the Registrant's certificate of incorporation provide as follows:

                                   ARTICLE X
                     LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                        PERSONAL LIABILITY OF DIRECTORS

      The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

      No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

      Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee    $   260
Legal fees and expenses                                 75,000
Accounting fees and expenses                            10,000
Printing expenses                                        6,500
Miscellaneous                                            1,000
                                                         -----

      TOTAL                                            $92,760

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


On December 23, 2003 Vivid issued a stock option to Jackson Steinem, Inc., whose beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel. This stock option is exercisable after October 1, 2004 into 50,000 shares of Vivid common stock at $.10 per share for three years until October 1, 2007. This stock option was issued for non legal services.

From March 1, 2004 to March 25, 2004, Vivid sold 1,987,996 shares of its common stock at $.25 per share for a total of $496,999. The shares were sold to 51 accredited investors, and to 16 non accredited investors who were employees of Vivid, all of whom had access to all material information pertaining to the Company. These investors were personal business acquaintances of Vivid's directors. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D of the Securities Act of 1933, as amended. A private placement memorandum was provided to these investors.

In May of 2004, Vivid completed the acquisition of ImageWorks Media Group, Inc., a Washington corporation. The consideration of $675,000 to be paid to the ImageWorks shareholders is a combination of cash, stock, and warrants. The cash portion consists of $300,000 at the May, 2004 closing and $350,000 over 14 months. Vivid is valuing the stock and warrants to be $25,000 (which is $0.25 per share, the most recent price at which the stock was sold).

In May 2004 Vivid gifted 10,000 shares to Rose Shaw.

The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The Company made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment. There was no general solicitation or general advertising used to market the securities. Also, these investors were given a private placement memorandum containing the kind of information normally provided in a prospectus. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 27.   EXHIBITS.

   Exhibit
   Number      Description
   ------      -----------
    3.01  --   Certificate of Incorporation, Applied Tecknowledgey, Inc.,
               Washington, March 2, 1995

    3.01.1-- Articles of Amendment of Applied Tecknowledgey, Inc., Washington, April 3, 1997

    3.01.2-- Amended and Restated Articles of Incorporation of Vivid Concepts, Inc., Washington, September 2, 1997

    3.01.3-- Certificate of Amendment, Vivid Concepts, Inc., Washington, February 23, 2000

   Exhibit
   Number      Description
   ------      -----------

    3.01.4-- Certificate of Incorporation of Vivid Learning Systems, Inc., Delaware, December 23, 2003

    3.01.5-- Amended and Restated Articles of Incorporation of Vivid Learning Systems, Inc., Washington, December 24, 2003

    3.02  --   Bylaws of Applied Tecknowledgey, Inc., Washington, May 24, 1995

    3.02.1-- Amended and Restated Bylaws of Vivid Learning Systems, Inc., Washington, November 25, 2003

    3.02.2--   Bylaws of Vivid Learning Systems, Inc., Delaware, December 2003

    4.01  --   Specimen Certificate of Common Stock

    4.02  --   Warrant issued to Matt Hammer, May 25, 2004

    4.03  --   Warrant issued to Nick Bauer, May 25, 2004

    4.04* --   Stock Option issued to Jackson Steinem, December 23, 2003

    4.05  --   Form of Option for 2003 Stock Option Plan, Incentive

    4.06  --   Form of Option for 2003 Stock Option Plan, Nonqualified

    5.01  --   Form of Opinion of Counsel

   10.01  --   2003 Stock Option Plan, Vivid Learning Systems, Inc., Delaware

   10.02  --   Lock Up Agreement, February 2004

   10.03  --   Lease for 723 The Parkway, Richland, Washington

   10.04* --   Lease for 2345 Stevens Road, Richland, Washington

   21.01  --   List of Subsidiaries

   23.01  --   Accountant's Consent

   23.02 --    Counsel's Consent to Use Opinion (included in Exhibit 5.01)


* To be filed by amendment.

ITEM 28.   UNDERTAKINGS.

The Registrant undertakes to:

      (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Richland, Washington on June 4, 2004.

                                     Vivid Learning Systems, Inc.


                                     By: /s/ Kevin A. Smith
                                         ---------------------------------------
                                         Kevin A. Smith
                                         President, Chief Executive Officer
                                           and Director


      In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

     Signature                                   Title                                   Dated

 /s/ Kevin A. Smith       President, Chief Executive Officer and Director            June 4, 2004
----------------------
 Kevin A. Smith

 /s/Robert M. Blodgett    Chief Financial Officer and Principal Accounting Officer   June 4, 2004
----------------------
 Robert M. Blodgett

/s/Sandra I. Muller       Corporate Secretary and General Counsel                    June 4, 2004
----------------------

                          VIVID LEARNING SYSTEMS, INC.
                                  EXHIBIT INDEX

 Exhibit
 Number        Description
 ------        -----------

    3.01  --   Certificate of Incorporation, Applied Tecknowledgey, Inc.,
               Washington, March 2, 1995

    3.01.1-- Articles of Amendment of Applied Tecknowledgey, Inc., Washington, April 3, 1997

    3.01.2-- Amended and Restated Articles of Incorporation of Vivid Concepts, Inc., Washington, September 2, 1997

    3.01.3-- Certificate of Amendment, Vivid Concepts, Inc., Washington, February 23, 2000

    3.01.4-- Certificate of Incorporation of Vivid Learning Systems, Inc., Delaware, December 23, 2003

    3.01.5-- Amended and Restated Articles of Incorporation of Vivid Learning Systems, Inc., Washington, December 24, 2003

    3.02  --   Bylaws of Applied Tecknowledgey, Inc., Washington, May 24, 1995

    3.02.1-- Amended and Restated Bylaws of Vivid Learning Systems, Inc., Washington, November 25, 2003

    3.02.2--   Bylaws of Vivid Learning Systems, Inc., Delaware, December 2003

    4.01  --   Specimen Certificate of Common Stock

    4.02  --   Warrant issued to Matt Hammer, May 25, 2004

    4.03  --   Warrant issued to Nick Bauer, May 25, 2004

    4.04* --   Stock Option issued to Jackson Steinem, December 23, 2003

    4.05  --   Form of Option for 2003 Stock Option Plan, Incentive

    4.06  --   Form of Option for 2003 Stock Option Plan, Nonqualified

    5.01  --   Form of Opinion of Counsel

   10.01  --   2003 Stock Option Plan, Vivid Learning Systems, Inc.,
               Delaware

   10.02  --   Lock Up Agreement, February 2004

   10.03  --   Lease for 723 The Parkway, Richland, Washington

   10.04* --   Lease for 2345 Stevens Road, Richland, Washington

   21.01  --   List of Subsidiaries

   23.01  --   Accountant's Consent

   23.02  --   Counsel's Consent to Use Opinion (included in Exhibit 5.01)

* To be filed by amendment.